Exhibit 99.1

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION

REPORTS SECOND QUARTER FISCAL 2009 FINANCIAL RESULTS

— New Contracts Signed or Awarded in Three New Technology Areas —

— Ends Second Quarter in Strong Working Capital Position —

— Operating Costs Reduced by 30% —

MINNEAPOLIS, Minn. (April 10, 2009) — Northern Technologies International Corporation (NASDAQ: NTIC) today reported financial results and business highlights for its second quarter of fiscal 2009.

Second Quarter and Recent Business Highlights

Zerust® Industrial Corrosion Solutions

•                  Launched a new generation of Zerust® Anti-Tarnish protective packaging.

Zerust® Oil & Gas Corrosion Solutions

•                  Announced a multi-year contract between NTIC’s Brazilian joint venture and Petrobras (NYSE: PBR) to install and service proprietary corrosion protection technologies on the roofs of an initial set of aboveground oil storage tanks at the Petrobras REDUC refinery in Rio de Janeiro, Brazil.

•                  Entered into multiple Research and Development (R&D) contracts with Petrobras (NYSE: PBR).

•                  Signed a contract in Vietnam with Vung Tau Petro JS to provide cathodic corrosion protection services.

Natur-Tec™ Bio-Plastics

•                  Awarded contract by the State of Minnesota’s Department of Administration and named as an approved vendor to Minnesota’s Cooperative Purchasing Venture (CPV) for local municipalities/townships, school districts as well as non-government organizations.

Polymer Energy™ Plastic Waste to Fuel Conversion Plants

•                  Completed installation and commissioning of a Polymer Energy™ plant in Rayong, Thailand.

Management Discussion

NTIC’s operating results for its second fiscal quarter 2009 were adversely affected by the worldwide economic recession. NTIC’s business was particularly affected by the significant downturn in the global automobile industry, which has historically been one of the primary markets for NTIC’s rust and corrosion inhibiting products.  While the automotive industry had been growing robustly until mid-calendar 2008, it has since contracted significantly, and is not expected to improve in the short to medium term.  In particular, the U.S. auto industry employee furloughs at the beginning of calendar 2009 adversely affected sales of NTIC’s ZERUST® products during NTIC’s second fiscal quarter 2009.  In response, NTIC implemented several cost reduction measures which had some effect on NTIC’s operating results during its second fiscal quarter 2009, but are expected to have a much more significant impact on NTIC’s operating results beginning in its third fiscal quarter 2009.

“We were hit by something of a perfect storm in North America and internationally from the standpoint of sales to the automotive industry. However, we have been able to make rapid internal changes to focus more resources on different markets such as oil and gas. We also continue to make progress with our Natur-Tec™ bio-plastic products as well as Polymer Energy™ plants, and trimmed our operating expenses by almost 30%,” said G. Patrick Lynch, NTIC President and Chief Executive Officer. “Since some of our cost control measures included eliminating further product and market development related to our React business, we recorded a loss on impairment of goodwill and intangible assets of $554,000 relating to that business during second fiscal quarter 2009.”

“We have already begun seeing positive changes to the industrial environment in which we operate and believe our operating results from the ZERUST® business as well as the other new technology areas will significantly improve during third fiscal quarter 2009.”

Financial Results

NTIC’s North American consolidated net sales decreased 19.9% during the six months ended February 28, 2009 compared to the six months ended February 29, 2008 primarily as a result of decreased demand for NTIC’s ZERUST® products and the elimination of the React Inc. sales, partially offset by sales of NTIC’s new Natur-Tec™ bio-plastic products.

Cost of goods sold as a percentage of net sales increased to 68.9% in the six months ended February 28, 2009 as compared to 59.3% for the six months ended February 29, 2008 primarily as a result of the significant increase in Natur-Tec™ products sales as a percentage of total sales during the six months ended February 28, 2009 compared to the six months ended February 29, 2008, which sales are sold at lower margins than NTIC’s ZERUST® products.

In December 2008 and January 2009, NTIC implemented a number of cost cutting measures to help counter the negative impact of the current worldwide economic crisis, especially with respect to its effect on the worldwide automotive industry.  NTIC reduced the base salaries of its executive and other officers by approximately 15% on average, by 10% for all other employees and suspended NTIC’s matching of 401(k) contributions.  NTIC also implemented a hiring freeze and laid-off 16% of its work force.  Furthermore, significant cost concessions were requested and obtained from all of NTIC’s major vendors and service providers.  NTIC enacted other expense control measures across all of its departments with the objective to conserve cash and reduce expenses while protecting the essential sales and marketing efforts of each business.  Beginning in March 2009, NTIC expects to realize an approximate 30% reduction in its overall expenses as a result of these cost cutting measures.

During the six months ended February 28, 2009, 9.7% of NTIC’s North American consolidated net sales were derived from the sales of Natur-Tec™ bio-plastic products compared to 1.8% during the six months ended February 29, 2008.  Net sales of Nature-Tec™ bio-plastic products increased 372.2% to $485,009 during the six months ended February 28, 2009 compared to $102,708 during the six months ended February 29, 2008. NTIC believes that its Natur-Tec™ business during second fiscal quarter 2009 was adversely affected by the U.S. economic recession which NTIC believes adversely affected the ability of its principal Natur-Tec™ distributor to purchase and distribute Natur-Tec™ products from NTIC during second fiscal quarter 2009.  NTIC believes that NTIC’s Natur-Tec™ sales will not increase significantly until the end of the third or beginning of NTIC’s fourth fiscal quarter 2009 primarily as a result of this significant customer.

Total net sales of all of NTIC’s joint ventures decreased 33.9% to $32,476,685 during the six months ended February 28, 2009 compared to $49,091,121 during the six months ended February 29, 2008 primarily as a result of decreased demand for ZERUST® products due to the global economic slowdown and, to a lesser extent, the foreign currency exchange rate of the U.S. dollar compared to other currencies in which NTIC’s joint ventures conduct business.

NTIC spent $1,417,295 in the six months ended February 28, 2009 and $1,201,361 in the six months ended February 29, 2008 in connection with its research and development activities.  NTIC anticipates that it will spend between $2,800,000 and $3,000,000 in total during fiscal 2009 on research and development activities related to its new technologies.  These expenses are accounted for in the “Expenses incurred in support of corporate joint ventures” section of NTIC’s consolidated statements of operations.

Management determined that the fair value of the React-NTI reporting unit was less than the carrying value.  As a result, a loss on impairment of goodwill and long-lived assets of $554,000 was recorded for the three months ended February 28, 2009 to appropriately reflect the fair value of such assets.   At February 28, 2009, remaining net book value of the assets and liabilities of React-NTI and its subsidiaries approximates $0.

NTIC’s net income amounted to a loss of $(1,500,805), or a loss of $(0.40) per diluted common share, for the six months ended February 28, 2009 compared to income of $1,317,866, or $0.35 per diluted common share, for the six months ended February 29, 2008.

NTIC’s working capital was $5,905,213 at February 28, 2009, including $244,245 in cash and cash equivalents.  As of February 28, 2009, NTIC had $599,000 of borrowings under its $2,300,000 demand line of credit.

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION AND

SUBSIDIARIES - CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

THREE AND SIX MONTHS ENDED FEBRUARY 28, 2009 AND FEBRUARY 29, 2008

	Three Months Ended		Six Months Ended
	February 28, 2009	February 29, 2008	February 28, 2009	February 29, 2008
NORTH AMERICAN OPERATIONS:
Sales	$1,734,170	$2,762,856	$5,005,114	$6,248,441
Cost of goods sold	1,155,436	1,609,954	3,448,403	3,703,645
Gross profit	578,734	1,152,902	1,556,711	2,544,796

Operating expenses:
Selling	575,796	754,302	1,346,366	1,613,946
General and administrative	644,524	894,525	1,585,962	1,842,822
Lab and technical support	31,395	53,616	37,462	110,744
Loss on impairment	554,000	0	554,000	0
	1,805,715	1,702,443	3,523,790	3,567,512

NORTH AMERICAN OPERATING LOSS	(1,226,981)	(549,541)	(1,967,079)	(1,022,716)

CORPORATE JOINT VENTURES AND HOLDING COMPANIES:
Equity in income of industrial chemical corporate joint ventures and holding companies	23,026	880,777	678,558	1,953,811
Equity in loss of industrial non-chemical corporate joint ventures and holding companies	(24,054)	(67,603)	(20,820)	(85,955)
Gain on sale of industrial chemical corporate joint venture	—	172,767	—	172,767
Fees for technical support and other services provided to corporate joint ventures	617,850	1,626,632	1,938,569	3,020,427
Expenses incurred in support of corporate joint ventures and new technologies	(1,317,028)	(1,185,509)	(2,495,062)	(2,424,684)

(LOSS) INCOME FROM ALL CORPORATE JOINT VENTURES AND HOLDING COMPANIES	(700,206)	1,427,064	101,245	2,636,366

INTEREST INCOME	874	424	1,319	919
INTEREST EXPENSE	(42,440)	(40,592)	(74,338)	(72,115)
OTHER INCOME	6,824	6,825	13,650	14,757
GAIN ON SALE OF ASSETS	0	4,001	0	5,530
MINORITY INTEREST	(5,772)	507	3,398	22,145

(LOSS) INCOME BEFORE INCOME TAX EXPENSE	(1,967,691)	848,690	(1,921,805)	1,584,886

INCOME TAX (BENEFIT) EXPENSE	(454,000)	189,000	(421,000)	267,000

NET (LOSS) INCOME	$(1,513,691)	$659,690	$(1,500,805)	$1,317,886

NET (LOSS) INCOME PER COMMON SHARE:
Basic	$(0.41)	$0.18	$(0.40)	$0.36
Diluted	$(0.41)	$0.18	$(0.40)	$0.35

WEIGHTED AVERAGE COMMON SHARES ASSUMED OUTSTANDING:
Basic	3,750,970	3,720,522	3,743,124	3,694,588
Diluted	3,750,970	3,753,747	3,743,124	3,732,175

Composite financial information from the audited and unaudited financial statements of the Company’s joint ventures carried on the equity basis is summarized as follows:

	February 28, 2009	August 31, 2008
Current assets	$39,183,863	$51,847,643
Total assets	45,916,089	58,958,102
Current liabilities	14,057,899	20,424,810

Noncurrent liabilities	4,578,635	4,756,650

Joint ventures’ equity	27,279,555	33,776,642
Northern Technologies International Corporation’s share of corporate joint ventures’ equity	$12,709,338	$16,016,347

	Six Months Ended
	February 28, 2009	February 29, 2008
Net sales	$32,476,685	$49,091,121
Gross profit	15,006,248	22,542,934
Net income	1,065,614	3,259,635
Northern Technologies International Corporation’s share of equity in income of corporate joint ventures	$657,732	$1,867,856

The following table sets forth NTIC’s net sales for the three and six months ended February 28, 2009 and February 29, 2008 by segment:

	Three Months Ended		Six Months Ended
	February 28, 2009	February 29, 2008	February 28, 2009	February 29, 2008
ZERUST® sales	$1,727,845	$2,694,850	$4,512,380	$5,860,290
Natur-Tec™ sales	2,692	39,024	485,009	102,708
React-NTI sales	3,633	28,982	7,725	37,284
React Inc. sales	—	—	—	248,160
Total North American net sales	$1,734,170	$2,762,856	$5,005,114	$6,248,441

About Northern Technologies International Corporation
Northern Technologies International Corporation develops and markets proprietary environmentally beneficial products and technical services either directly or via a network of joint ventures and independent distributors in over 50 countries.  NTIC’s primary business is corrosion prevention. NTIC has been selling its proprietary ZERUST® and EXCOR® rust and corrosion inhibiting products and services to the automotive, electronics, electrical, mechanical, military and retail consumer markets, for over 25 years. NTIC also offers worldwide on-site technical consulting for rust and corrosion issues.  NTIC’s technical service consultants work directly with the end users of NTIC’s products to analyze their specific needs and develop systems to meet their technical requirements. In addition, in fiscal 2008 NTIC launched a new product line of compounds and finished products based on a portfolio of proprietary bio-plastic technologies under the Natur- Tec™ brand.  NTIC also is in the advanced stages of commercially launching plastic waste to fuel conversion technology and is in various stages of development with respect to several other emerging businesses.

Forward-Looking Statements

Statements contained in this press release that are not historical information are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the future market demand for and sales of NTIC’s ZERUST® and Natur-Tec™ (biodegradable plastics) products, the success of NTIC’s other emerging new businesses, including its process technology that converts plastic waste into fuel and the application of its corrosion inhibiting technology into the oil and gas industry, the effect of NTIC’s recent cost control measures  and such other statements which can be identified by words such as “expect,” “anticipate,” “estimate,” “will,” “would,” or words of similar meaning and any other statements that are not historical facts. Such forward-looking statements are based upon the current beliefs and expectations of NTIC’s management and are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied.  Such potential risks and uncertainties include, but are not limited to, in no particular order: NTIC’s dependence on the success of its joint ventures and technical fees and dividend distributions that NTIC receives from them; NTIC’s relationships with its joint ventures and its ability to maintain those relationships; risks associated with NTIC’s international operations; exposure to fluctuations in foreign currency exchange rates; the current financial crises affecting the U.S. and worldwide banking system and financial markets; contraction of the U.S. and worldwide economies, including in particular the U.S. automotive industry; the level of growth in NTIC’s markets; NTIC’s investments in research and development efforts; acceptance of existing and new products; increased competition; the success of NTIC’s emerging new businesses; the costs and effects of complying with changes in tax, fiscal, government and other regulatory policies, including rules relating to environmental, health and safety matters, NTIC’s reliance on its intellectual property rights and the absence of infringement of the intellectual property rights of others and current and potential litigation. More detailed information on these and additional factors which could affect NTIC’s operating and financial results is described in the company’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. NTIC urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the company faces. Additionally, NTIC undertakes no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.